Exhibit 10.33

Loan Agreement

Party A: Mingyang Wind Power Technology Co., Ltd.

Party B: Guangdong Mingyang Longyuan Power & Electronic Co., Ltd.

In accordance with Contract Law of the People’s Republic of China and related laws and regulations, Party A and Party B enter into following agreement through negotiation:

1. Party A shall lend RMB 717,000.00 to Party B as business capital.

2. Borrowing period: from January 1, 2009 to December 31, 2009 (changes determined by both parties through negotiation).

3. Date of repayment: before December 31, 2009. In case of changes, notice shall be sent.

4. This agreement shall take effect after both parties sign names and affix seals, and remain valid until carry-over of such claim and liability upon expiration. This agreement is executed in duplicate with each party holding one copy.

Party A: Mingyang Wind Power Technology Co., Ltd.	Guangdong Mingyang Longyuan Power & Electronic Co., Ltd.
Signature:	Signature
Date: January 1, 2009	Date: January 1, 2009